Exhibit 23.7

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Tel: (86-10) 5809-1000 Fax: (86-10) 5809-1100

To:

Intercont (Cayman) Limited

Room 8501, 11/F., Capital Centre

151 Gloucester Road

Wanchai, Hong Kong

July 26, 2024

Dear Sirs or Madams,

We, Jingtian & Gongcheng, qualified lawyers in the People’s Republic of China (the “PRC”), hereby consent to the reference to our firm’s name under the captions “Prospectus Summary”, “Enforceability of Civil Liabilities” and “Risk Factors - Although we do not believe we are required to file with the China Securities Regulatory Commission for this offering under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises promulgated in February 2023, if we are required to do so, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely filing for this offering” in the Registration Statement on Form F-1 of Intercont (Cayman) Limited (the “Company”), including all the amendments or supplements thereto, in relation to the initial public offering of 3,000,000 ordinary shares of the Company (the “Registration Statement”).

We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng